                                                                    Exhibit 21.1

List of Subsidiaries


Bio-Detek, Incorporated, incorporated in Massachusetts
ZMI France, S.A.R.L., incorporated in France
ZMD Corporation, incorporated in Delaware
Zoll International, Inc., incorporated in U.S. Virgin Islands
Zoll (U.K.) Ltd, incorporated in United Kingdom
Westech Mobile Solutions, Inc., incorporated in Vancouver, B.C., Canada